Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez Executive Vice President, Corporate Relations, The GEO Group, Inc.	J. David Donahue Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

George C. Zoley Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Ann M. Schlarb Senior Vice President & President, GEO Care, The GEO Group, Inc.

Brian R. Evans Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc.	Mark W. Strouse Analyst, JPMorgan Securities LLC

Kevin A. McClure Analyst, Wells Fargo Securities LLC

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Fourth Quarter 2018 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead, sir.

Pablo E. Paez

Executive Vice President, Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s fourth quarter and full year 2018 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections and Detention.

This morning, we will discuss our fourth quarter and full year results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure that was issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are pleased with our overall operational and financial results during the very active fourth quarter of 2018. We completed the startup and activation of two important projects in Texas. First our company-owned and newly renovated 661-bed Eagle Pass Facility, completed the intake of out-of-state inmates under a two year contract with the state of Idaho. And, second, our new $120 million company-owned 1,000-bed Montgomery Processing Center completed the intake process under a 10-year contract with ICE.

Throughout the entire year, our diversified business units focused on delivering high quality services for our customers and achieved several important operational milestones. The GEO Corrections & Detention business units served over 300,000 individuals throughout 2018, while managing an average daily population of more than 60,000 in the United States.

The GEO Care business unit served approximately 700,000 individuals during the year, while managing an average daily census of more than 200,000 program participants. On a combined basis our employees, facilities and programs served approximately 1 million individuals during 2018. This past year was also the most active with respect to contract renewals and extensions in our company’s history.

During 2018, we successfully executed contract renewals or extensions for approximately 22,000 beds in the U.S. and overseas. Additionally, we were awarded expansions at five facilities involving approximately 1,800 beds in the U.S. and Australia. We also continue to be pleased with the implementation and expansion of our GEO Continuum of Care programs. We have now rolled out our Continuum of Care program to 18 facilities in the U.S. and internationally.

GEO presently provides an annual funding commitment of $10 million for the Continuum of Care program. During 2018, our Continuum of Care sites, delivered approximately 6.7 million hours of programming, while awarding close to 2,800 high school equivalency degrees more than 9,100 vocational training certifications and over 8,800 substance abuse treatment completions.

As we have previously discussed in 2018, the GEO Continuum of Care program received the Innovation in Corrections Award from The American Correctional Association. We are extremely proud of this important recognition and believe that our GEO Continuum of Care program will continue to set GEO apart as the industry’s leading provider of offender rehabilitation and post-release support programs.

Looking forward to 2019, while we continue to expect some headwinds related to higher interest rates, we believe, our core business remained stable and our dividend payments are supported by predictable operational cash flows.

We have issued our initial guidance for 2019, which reflects year-over-year growth in our adjusted EBITDA and provides assurance for the sustainability of our dividend, which remains well within our guided payout ratio of 75% to 80% of AFFO. We also remain optimistic about our ability to pursue growth opportunities across our diversified platform of real estate management and rehabilitation solutions.

We have taken note of the Homeland Security budget compromise, which increases the budget authority for detention capacity from approximately 40,500 beds to approximately 45,300 beds with the ability for the administration to further increase total detention capacity by reallocating funds from other accounts. This new budget authority may provide additional opportunities for our company this year.

Further, there are two active procurements, we are participating in for the Federal Bureau of Prisons totaling close to 12,000 beds. While the timing of these procurements was impacted by the recent government shutdown, we still expect contracts to be awarded during this year, which could result in upside to our initial guidance.

Finally, our board of directors and management team remain focused on the effective allocation of capital to enhance long-term value for our shareholders. As we have expressed in the past, we recognize that we can enhance shareholder value with stock repurchases at times when we believe our stock is undervalued.

During the fourth quarter, we repurchased approximately 1.1 million shares for $24.7 million. We currently have approximately $105 million available in capacity under the two-year stock repurchase program that was authorized by our board last year.

At this time, I’ll ask our CFO, Brian Evans to review our quarterly results and outlook. Brian?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today we reported fourth quarter net income attributable to GEO of $0.28 per diluted share and quarterly revenues of approximately $599 million. Our fourth quarter results reflect the following pre-tax items, a $1.6 million loss on real estate assets, approximately half of which relates to close out of smaller GEO Care facilities primarily in Pennsylvania and the balance to losses caused by Hurricane Michael in Florida.

$4.2 million in non-recurring close-out expenses primarily related to the previously disclosed reorganization of our reentry operations in Pennsylvania, and the previously announced transition of the Parklea Correctional Centre in Australia to a new operator. $2.5 million in startup expenses associated with the activation of the new 1,000-bed Montgomery ICE Processing Center and the previously idle, 661-bed Eagle Pass Correctional Facility in Texas. And $2.6 million in legal expenses related to some of our federal contracts, which have been ongoing for some time across several states.

During the fourth quarter, we recognized or reorganized our legal representation and strategy with respect to certain legal cases and incurred one one-time legal transition expenses. We believe, we have adequately accounted for known legal cases in our guidance for 2019. Excluding these items, we reported adjusted net income of $0.36 and AFFO of $0.65 per diluted share. Compared to the same period of last year, our fourth quarter 2018 results reflect the following items. The startup costs for the activation of Ravenhall Australia Correctional Centre in November 2017.

The startup cost for the activation of a previously idle 338-bed annex at our Folkston ICE Processing Center in Georgia, in July 2018. The startup costs for the activation of the previously idle 661-bed Eagle Pass Texas facility with the state of Idaho in August 2018.

Startup costs for the activation of the new 1,000-bed Montgomery ICE Processing Center in September 2018, a year-over-year increase of approximately $5 million in net interest expense attributable to higher interest rates as well as higher overall outstanding debt balances and revised pricing terms under the new 10-year contracts for our Big Spring Texas facilities, which as we had previously disclosed began on December 1, of 2017.

Moving to our outlook this morning we issued our initial guidance for the full year and first quarter of 2019. We expect our full year net income attributable to GEO to be in a range of a $1.27 to $1.37 per diluted share on revenues of approximately $2.4 billion.

We expect our full year AFFO to be in a range of $2.50 to $2.60 per diluted share. Our guidance for 2019 reflect several expected positive items including continued elevated utilization rates across our ICE facilities as well as our ISAP contract with ICE. Normalized profitability at the Montgomery ICE Processing Center in Texas, normalized profitability at the Eagle Pass Texas facility for out-of-state Idaho inmates, normalized profitability from the expanded bed capacity at the Folkston, Georgia and Aurora, Colorado ICE facilities. And increased profitability from our Pennsylvania reentry centers as a result of our operational consolidation and reorganization during the fourth quarter 2018.

These positive operational items are partially offset by the continued impact of higher interest rates with our full-year guidance for 2019, reflecting a year-over-year increase of approximately $16 million in higher net interest expense. Approximately, two-thirds of this increase is directly related to a higher interest rates with the rest being attributable to increased overall outstanding debt balances, compared to 2018.

Our full year 2019 guidance also reflects a year-over-year increase of approximately $4 million in income taxes attributable to a higher share of earnings coming from our taxable REIT subsidiary.

We expect full year 2019 adjusted EBITDA to be in a range of $464 million to $476 million, representing a year-over-year increase from 2018 of approximately 6% at the midpoint of our guidance. Our guidance does not reflect any additional share buybacks under our current share repurchase program. Additionally, our guidance does not presently assume the reactivation of our approximately 4,700 idle beds, which could represent upside to our outlook.

Of note, the payments under our operating lease agreement for the idle 1,250-bed Hudson, Colorado facility conclude at the end of 2019. We inherited the operating lease agreement for the Hudson facility as part of our acquisition of Cornell Companies in 2010. The Hudson facility was not built by GEO, it was developed by Cornell Companies on a speculative basis before our acquisition and it has always been owned by a third-party REIT. The expiration of the operating lease obligation will result in annual cash flow savings of $10 million for GEO beginning in 2020.

For the first quarter 2019, we expect net income attributable to GEO to be in a range of $0.28 to $0.30 per diluted share on revenues of $601 million to $606 million. We expect our first quarter 2019 AFFO to be between $0.59 and $0.61 per diluted share. Compared to fourth quarter 2018, our first quarter 2019 guidance reflects approximately $0.03 per diluted share and additional employment taxes, which are front loaded in the first quarter of each year.

Looking at our liquidity position, we have approximately $350 million in available capacity under our revolving credit facility. In addition to an accordion feature of $450 million under our credit facility.

Turning to our uses of cash, our growth CapEx is expected to be approximately $50 million in 2019. We also have approximately $15 million in scheduled annual principal payments of debt. Earlier this month our board increased the quarterly cash dividend to $0.48 per share or $1.92 per share annualized. Our dividend payment is well within our guided payout ratio of 75% to 80% of AFFO. And we believe it is supported by stable and predictable operational cash flows.

Finally, we also recognized that we can enhance our shareholders value with the repurchase of common shares at times when we believe our stock is undervalued. During the full year of 2018, we repurchased 4.2 million shares for approximately $95 million, bringing our outstanding diluted share count to approximately 119.5 million shares. We expect to continue to implement this program opportunistically. We currently have approximately $105 million in available capacity under our current stock repurchase program, which expires in October 2020.

At this time, I’ll turn the call over to Dave Donahue for a review of our GEO Corrections & Detention segment.

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian. Good morning, everyone. During the fourth quarter our GEO Corrections & Detention business unit completed the ramp up in activation of two important projects in Texas. First at the state level, we completed the intake of out-of-state inmates from the State of Idaho at our company-owned 661-bed Eagle Pass Correctional Facility. We have a two-year contract with the Idaho Department of Correction for the housing of approximately 700 medium security inmates at the Eagle Pass facility and our company-owned Karnes Correctional Center also in Texas. This contract is expected to generate approximately $17 million in annualized revenue.

At the federal level, we completed the activation of our new company-owned 1000-bed Montgomery ICE Processing Center. The Montgomery facility is approximately 400,000 square feet, designed to withstand a Category 5 hurricane, provides office space for 170 ICE staff and can serve as an emergency command center. At a capital cost of approximately $120 million, the Montgomery ICE Processing Center is GEO’s most expensive facility investment and is expected to generate approximately $44 million in annualize revenues under a 10-year contract with ICE. Also during the fourth quarter, we undertook a significant effort to repair the GEO-managed 985-bed Bay Correctional and Rehabilitation Facility in Florida.

As we had updated you last quarter, the Bay Facility sustained significant damage from Hurricane Michael, and as a result had to be depopulated in October of 2018. We’re extremely pleased to report that GEO successfully completed all the necessary repair work to bring the Bay Facility back online and began repopulating the facility in early January 2019. This significant effort was completed in record time, in less than 90 days and included reroofing the entire facility, installing all new HVAC systems and completing all emergency repairs and improvements. During this time period, we continued to retain all the employees and also provided necessary financial and housing assistance.

Moving to our operational highlights for 2018, our GEO Corrections & Detention business unit achieved several important milestones. We served over 300,000 individuals during the year with an average daily census of more than 60,000 in the United States. Also our facilities successfully completed more than 150 audits by entities such as The American Correctional Association, The National Commission on Correctional Healthcare and several other entities, 19 of our correctional and detention facilities received accreditation from The American Correctional Association, with an average accreditation score in excess of 99.4% and seven of these facilities received a perfect to accreditation score of 100%.

Looking at our state segment, our nine state correctional customers had stable budgets and our facilities have been able to provide high quality services without being impacted by budgetary constraints. Across these state customers, we have been expanding the delivery of our GEO Continuum of Care programs, which have been now launched in 15 GEO state correctional facilities. We are excited about the opportunity to expand our relationships within those states and we also remain very optimistic about the opportunity to partner with new states across the country.

Several states continue to face capacity constraints and many of our state customers are facing challenges relating to older prisons, which need to be replaced with new and more cost efficient facilities. In the states where we operate, the average age of state prisons ranges from approximately 30 to 60 years.

Moving to our federal segment, all three of the agencies we provide services to were impacted by the recent government shutdown, which was the longest in our nation’s history, while as a federal contractor, we did not receive any contractual payments during this shutdown, our facilities and services continued uninterrupted and we did not experience any operational challenges. Since the reopening of government, we have received payments from our federal customers under the continuing resolution, which continues through February 15.

As has been publicly reported this week, congressional negotiators reached an agreement on a spending bill that would fund the government, including The Department of Homeland Security through the end of the fiscal year on September 30. Under this bipartisan bill, ICE would receive funding to support an average annual capacity of approximately 45,300 detention beds, which represents an increase of approximately 5,000 beds from the 40,500 beds that were funded during the prior fiscal year. The bill would also allow The Department of Homeland Security to further increase total [indiscernible] (00:21:41) detention capacity by reallocating funds from other accounts. This may provide additional opportunities for GEO during 2019.

Moving to pending federal procurements, a contract decision on the two active solicitations by the Federal Bureau of Prisons has been delayed as a result of the government shutdown. However, we continue to expect contract announcements during 2019. As a reminder, these two procurements are for the exclusive housing of criminal aliens.

Under the CAR 19 procurement, the Bureau of Prisons expects to award up to 9,500 beds at existing facilities. We expect contract award announcements to be made by the BOP during the second quarter of 2019. And under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed Taft, California facility. On February 1, the BOP awarded a one-year extension of the current contract, thereby delaying the CAR 18 award to the latter part of 2019.

Moving to our international markets during 2018, we completed the first year of operations at the Ravenhall Correctional Centre in Australia. The Ravenhall Centre initially housed 1,000 inmates when it opened in late 2017, and began ramping up 300 additional beds in late 2018, bringing its total contract capacities to 1,300 beds. Further, we are in negotiations for an additional 300-bed expansion for the Ravenhall Centre.

Late last year, we also announced a five-year contract extension for the continued management of the Junee Correctional Centre in Australia. This five-year extension also includes a 489-bed expansion project, which will bring the Junee Centre total capacity to 1,279 beds during the fourth quarter of 2019. Additionally, we are moving forward with 137-bed expansion to the Fulham Correctional Centre, which will bring the total capacity at the center to 955-beds. We expect the Fulham Centre expansion to be completed during 2020. We believe these three expansion projects are indicative of our ability to grow our public private partnerships internationally in support of our customers’ evolving needs.

Finally, in the UK, we have begun operations under our new 12 year contract for the provision of court custody and prisoner escort services in Scotland through our GEOAmey joint venture. This new contract took effect in January of this year and is expected to generate approximately $39 million in annualize revenue for our joint venture.

At this time, I’ll turn the call over to Ann for a review of GEO Care. Ann?

Ann M. Schlarb

Senior Vice President & President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. For the entire year of 2018 GEO Care served approximately 700,000 individuals. During the fourth quarter our GEO Reentry division completed the consolidation and reorganization of our reentry operations in Pennsylvania. As we updated you last quarter, this was part of the thoughtful strategy and operational review alongside our government customer. Our aim has always been to improve the delivery of high quality services for our clients and to achieve better overall economies of scale across our entire Reentry division.

This has allowed us to focus resources on our larger, better performing assets, while idling smaller underperforming lease sites that were part of the acquisition of Community Education Centers. We continue to be optimistic about the potential for revenue synergies and new growth opportunities under our expanded reentry programs and in-custody treatment services platform.

We are encouraged that during the fourth quarter, our GEO Reentry division activated three new day reporting centers. Two of these new non-residential centers were activated in partnership with the State of Louisiana, while the third involves a pilot program with the Federal Bureau of Prisons in California. We are particularly excited about the potential opportunity to expand our day reporting services at the federal level. In terms of our Youth Services division, we continue to experience stable utilization rates and steady operational performance across our facilities, consistent with the last couple of years.

Our BI electronic monitoring division has continued to experience increased utilization under our Intensive Supervision and Appearance, ISAP, contract with ICE and we would expect these trends to continue during 2019. Finally, we remain excited about the successful expansion of our GEO Continuum of Care programs, which have now been implemented across 18 GEO facilities in the U.S. and internationally.

Our GEO Continuum of Care integrates enhanced in-custody rehabilitation programs, including cognitive behavioral treatment with post-relief support services such as transitional housing, transportation, clothing food and job placement assistance.

During 2018, our GEO Continuum of Care programs completed over 6.7 million hours of rehabilitation programing. Our academic programs average more than 13,000 daily participants and awarded close to 2,800 high school equivalency degrees.

The average daily attendance for our vocational courses totaled more than 32,000 participants leading to more than 9,100 vocational training certifications. Almost 18,000 individuals attended substance abuse treatment on a daily basis with more than 8,800 participants completing their substance abuse treatment programs.

We also provided post-release support services to more than 1,800 individuals returning to their communities. We believe that the scope and substance of our GEO Continuum of Care programs are unparalleled in our industry and we expect that these efforts will allow us to pursue new quality growth opportunities.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are pleased with the financial and operational milestones achieved by our diversified business units. During the fourth quarter, we completed the ramp up in activation of our new $120 million 1,000-bed Montgomery ICE Processing Center and the 661-bed Eagle Pass Texas facility for Idaho inmates.

In the international sector we began ramping up 300 additional beds at our Ravenhall facility and we are developing expansions at the Junee and Fulham facilities totaling approximately 600 beds. Despite the headwinds associated with higher interest rate environment, we believe our core operational cash flows remain stable and predictable.

We’ve been fortunate to once again increase our cash dividend to $1.92 per share annually. We remain optimistic regarding the outlook for new contract awards with two large federal BOP procurements totaling 12,000 beds expected to be decided this year. We continued to carefully evaluate our capital allocation to create sustainable long-term value for shareholders. We’re very pleased with the continued success of our GEO Continuum of Care enhanced rehabilitation program and its expansion to 18 GEO facilities.

We believe strongly that we are at our best when helping offenders in our care reenter society as productive and employable citizens. Finally, I would like to thank all of our employees worldwide whose dedication and professionalism has made all the achievements we’ve discussed today possible.

We are now happy to open the call to your questions.

Question And Answer Section

Operator

We will now begin the question-and-answer session. [Operator Instructions] And our first question will come from Tobey Sommer of SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. I was wondering if you could comment on what you’re hearing from the Bureau of Prisons on their expectations for inmate population trends out in the future. Now that I guess, they’ve had nearly a couple of months to digest the prospective impact of the prison reform bill that passed around the holidays? Thank you.

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Tobey, this is Dave. Our Bureau of Prisons contracts, we serve criminal alien populations at a large degree and the First Chance Act really doesn’t have direct implications to those criminal aliens. So, we don’t see a significant impact in our in our lane. And then of course the Bureau of Prisons, they are under the review process to determine exactly how it’s going to apply to their populations. But, presently, we don’t see any adverse impact on our populations.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Have you with respect to sort of CAR 19 – has the agency kind of been active in all the behind-the-scenes activities that are required to move that procurement forward?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes. They have been with respect, particularly to the environmental analysis that has to be done on every proposed site. So, I think they’re at the last stages of completing that analysis and that will lead to a best and final stage in proposals with final awards we expect in the second quarter.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Kind of shifting gears does the – there are lots of numbers being [ph] bandied (00:32:13) about in the associated with the expected budget deal this week with the caps versus how many beds ICE is actually utilizing today being you know substantially bump the cap and perhaps some flexibility to shuffle monies going forward to occupy more beds. Do you expect this to translate into business opportunities for the company?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

We are hopeful, and it’s likely you know given that the authorized level that has now increased by 5,000-beds. And, historically, I think it’s been correct that the actual population has always been significantly higher than that level. So with the new level being approximately 45,000-beds in the actual being about 48,000-beds, I would expect that the 48,000 could increase through reprogramed funding has been – which has been reported in the media.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

How would we think about – if for example the ICE needs to contract for some more beds, how do we think about the kind of relative opportunity for large established players with owned and idle facilities such as yourselves or ICE’s capability to meet their needs through smaller jail and county sheriffs and so forth?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think the larger players have existing capacity that meets the new standards that were developed under the Obama administration. Most county jails I don’t believe meet those standards.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. And then, I’ll ask one more question. I’ll get back in the queue. Could you talk about it in broad terms what your contract renewals look like in 2019? And then if you could as part of that broad answer, please also touch on the Florida managed-only business? Thanks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I haven’t done a bed count, but our rebids or renewals for 2019 are far less than they were last year. Last year was a dramatic year with the most rebids and renewals of any year in our history. With respect to the Florida contracts, those have been extended in general by for a two-year period.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

So, they’re not coming up for rebids this year? They’ve already been extended?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

They’ve already been extended for two years.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Terrific. Thank you very much. I will get back in the queue. [Operator Instructions]

Operator

And our next question comes from Kevin McClure of Wells Fargo Securities.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Good morning. Thank you for taking my question. I understand that detention populations are kind of at an all-time high and some looking at the federal occupancy statistics [ph] in years up (00:35:44). And I was curious as to why, occupancy would be down in the central and western regions over Q3. Is there anything going on in those two regions in particular?

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

Kevin, this is Dave. No, it’s again relative to the Bureau of Prisons’ ability to designate and with the government shutdown that occurred, the operational rhythm was sustained during that shutdown, so, but there is no issues in the Central or Western region.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Okay. And any shutdown-related disruption, you could see a rebound in occupancy in Q1?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

The Bay Florida facility was out of commission, because of the Hurricane damage, Eastern...

J. David Donahue

Senior Vice President & President, U.S. Corrections & Detention, & International Operations, The GEO Group, Inc.

That was the eastern – but I’m sorry, Kevin, would you repeat your question?

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Yeah. So, just trying to understand I know there is BOP and there is ICE embedded in that population and I’m just trying to read between [ph] the lines as to (00:36:53)...

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, Kevin, this is Brian. You know that, I think, it’s less impactful than it’s been historically, but there’s always a little bit of a cyclical nature to the federal populations in the fourth and the first quarter, there are some around the holidays and whatnot we see a little bit of decline now the populations overall are still I think better than they’ve historically been in our facilities for the federal populations. But compared to third quarter, there would be some of that type of activity, I think going on. So that’s probably really all you’re seeing and some of the federal, especially Marshals and ICE, where there is definitely some volatility in those populations.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. Okay. And then your AR balances, obviously, increased in Q4, and I’m wondering how much of that increase would you attribute to just kind of accruing or receivable for the federal non-payment?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Probably most of it. I think, we did the numbers are the burn rate on our federal business about $100 million a month between all of our different business units. So, it’s going to step up some when they’re not paying the bills.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Okay. And then, Brian, in your script you said, gross CapEx for 2019 was that $15 million or $50 million?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

That’s $50 million.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

$50 million. Okay. And then, maintenance kind of what, $20 million or $30 million?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. $28 million to $30 million.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Okay. Got it.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

That’s supplemental plus $28 million.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Understood. And then, you mentioned your guidance includes kind of a step-up in interest expense for 2019 higher rates, higher average borrowings. What are your thoughts around terming out some of that variable rate debt in the bond market this year?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We’re watching, obviously, the bond market and the bank market and we’ll take a look at things as they opportunistically make sense. So, I can’t comment one way or the other, but I think that’s something we’re obviously monitoring.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. All right. That’s all for me. I appreciate the time. Thank you.

Operator

The next question will come from Mark Strouse of JPMorgan.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Yeah. Good morning. Thanks for taking our questions. I just had a follow-up to Tobey’s earlier question around the Prison Reform Act. So, I understand that there is no impact to the Detention business. But just curious if the reform is driving any conversations or any real business yet for your [ph] half way (00:39:27) houses or your monitoring or is it just too early for that still?

Ann M. Schlarb

Senior Vice President & President, GEO Care, The GEO Group, Inc.

I think it’s too early to tell at this point, certainly the recidivism reduction programing discussed in the act is the type of programs we provide in those centers, but too early to know where that’ll take us.

Mark W. Strouse

Analyst, JPMorgan Securities LLC

Okay. Very helpful. Thank you. [Operator Instructions]

Operator

And we now have a follow-up question from Tobey Sommer of SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. Now honing in on the criminal alien populations that you do focus on in terms of your BOP business, what do the leading indicators for those populations look like from your perspective?

And I’m kind of referring to increased enforcement activity, whether they’re at the border or in the interior of the country and U.S. Marshal detainee populations is being sort of a leading indicator for what eventually may flow into that BOP inmate population subset?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think it’s fair to say that the Marshals’ population has been increasing, and they are the funnel to the BOP, where the three convicted detainees are eventually incarcerated. So, where the prior year the Marshals’ population was declining over this past year most recent several months it’s been significantly increasing and I imagine that because of the step up of interior enforcement by ICE

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

So, I guess, if historical conviction rates and sentencing terms, means they maintain themselves relatively stable, then that eventually implies growth in the criminal alien populations housed to the BOP?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes. And you know the first step back is to my recollection of the impact is, I think people have estimated it could impact by 3,000 or 4,000 individuals, out of the total individuals incarcerated by the BOP, but the criminal alien population could be increasing because of the step up of interior enforcement by ICE.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

To the best of your knowledge, does the agency still intend on trying when possible to segregate those populations and therefore kind of housing them separately in facilities largely operated by the private sector?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

The BOP is, are you speaking of the BOP or ICE?

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

BOP.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

BOP. You know, I think that they have current legislative direction that they’re supposed to be reviewing their criminal alien population to see if they can move higher custody levels into more private facilities. There hasn’t been an actual step in that direction that we’re aware of, but I think they’re reviewing that issue.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much.

Operator

And this concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we thank everyone for joining us on this call and look forward to talking to you again. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.